Exhibit 21.1

Wells Core Office Income REIT, Inc.

Subsidiaries

Entity	Jurisdiction
Wells Core Office Income Operating Partnership, L.P.	Delaware
Wells Core Office Income Holdings, LLC	Delaware
Wells Core REIT – Royal Ridge V, LLC	Delaware
Wells Core REIT – 333 E. Lake, LLC	Delaware
Wells Core REIT – Westway One Houston, LLC	Delaware
Wells Core REIT – 7624/7668 Warren, LLC	Delaware
Wells Core REIT – Miramar Centre II, LLC	Delaware
Wells Core REIT – 7601 Technology Way, LLC	Delaware
Wells Core REIT – Westway II Houston, LLC	Delaware